SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 31, 2024

BANKFINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Maryland	0-51331	75-3199276
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

60 North Frontage Road, Burr Ridge, Illinois (Address of Principal Executive Offices)	60527 (Zip Code)

Registrant’s telephone number, including area code: (800) 894-6900

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BFIN	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

2.02 Results of Operations and Financial Condition.

BankFinancial Corporation (the “Company”) provides the following information with respect to operating results for the quarter ended June 30, 2024.

SECOND QUARTER 2024 OVERVIEW

We reported net income for the three months ended June 30, 2024 of $2.1 million, or $0.17 per common share. At June 30, 2024, we had total assets of $1.478 billion, total loans of $987.7 million, total deposits of $1.252 billion and stockholders' equity of $157 million.

In the second quarter of 2024, interest income increased by $310,000, primarily due to our investment of scheduled loan and lease portfolio payments into short-term liquidity investments, multi-family residential loans and commercial finance lines of credit.  Interest expense increased by $261,000, primarily due to higher interest rates paid on deposit accounts, as certain depositors sought to benefit from increases in short-term market rates.  Our tax-equivalent net interest margin increased to 3.67% from 3.59%.

Noninterest income decreased by $185,000,  primarily due to the reduction of seasonal captive insurance premium income and the absence of Subordinated Notes repurchases in the second quarter of 2024. This decrease was partially offset by increases in deposit fee income and trust department income.

Noninterest expense decreased by $631,000 due in part to decreases in compensation and benefits expense, office occupancy and equipment expenses.  Nonperforming assets expenses decreased by $332,000, partially offset by a $218,000 loss recorded on disposition of other foreclosed assets.

Cash & Cash Equivalent Assets

For the quarter ended June 30, 2024, cash and cash equivalent assets represented 10% of total assets, compared to 9% of total assets at March 31, 2024.

Investment Securities Portfolio

For the quarter ended June 30, 2024, total investment securities decreased by $16.6 million due to $27.4 million in maturities and redemptions of U.S. Treasury Notes and U.S. government-sponsored agency securities. The investment securities portfolio had a weighted-average term to maturity of 1.24 years as of June 30, 2024, with an after-tax unrealized loss of $1.7 million or 1.1% of Tier 1 capital.  We reinvested $10.0 million in new U.S. government-sponsored agency securities to improve our interest rate risk balance by reducing our exposure to declining interest rates over a 2-year time horizon.

Loan Portfolio

Our loan portfolio declined by $20.2 million in the second quarter of 2024.  Multi-family residential loans increased by $1.5 million (0.3%) primarily due to higher loan originations.  Commercial finance balances increased by $6.0 million (6.9%) primarily due to higher line of credit utilization.  Equipment finance balances declined by $27.1 million (9.9%) primarily due to scheduled repayments, inclusive of $13.7 million of scheduled payments on federal, state and local government equipment finance transactions, partially offset by higher originations of corporate equipment finance transactions.  The average yield on our loan portfolio increased to 5.32% due to the scheduled repayments of lower-yielding equipment finance transactions during the quarter.

Asset Quality

The ratio of nonperforming assets to total assets remained at 1.54% at June 30, 2024 and March 31, 2024, inclusive of two U.S. Government equipment finance transactions totaling $18.9 million.  Excluding these two U.S. Government transactions, our ratio of nonperforming assets to total assets would have been 0.26% at June 30, 2024.  Past due trends improved, and nonperforming asset resolution activity continued to accelerate during the second quarter of 2024.

Our allowance for credit losses increased to 0.82% of total loans at June 30, 2024, compared to 0.81% at March 31, 2024.

Deposit Portfolio

Total deposits decreased by $7.0 million (0.6%) primarily due to balance volatility involving certain higher-balance retail and commercial depositors, including public-funds depositors.  Our cost of total retail and commercial deposits increased to 1.87% during the second quarter of 2024 from 1.75% at March 31, 2024.  Core deposits represented 82% of total deposits, with noninterest-bearing demand deposits representing 21% of total deposits at June 30, 2024.  Total commercial deposits were 22% of total deposits at June 30, 2024 and March 31, 2024.  FDIC-insured deposits were 83.43% of total deposits and collateralized public funds deposits were 1.57% of total deposits as of June 30, 2024.

Capital Adequacy

The Company’s capital position remained strong, with a Tier 1 leverage ratio of 10.75% at June 30, 2024.  The book value of the Company’s common shares increased to $12.64 at June 30, 2024 from $12.52 at March 31, 2024.

Item 7.01. Regulation FD Disclosure.

The Company provides the following information with respect to projected operations for the remainder of the year ending December 31, 2024.

SECOND HALF 2024 OUTLOOK

Cash & Cash Equivalent Assets

For the second half of 2024, we expect cash and cash equivalent assets to be between 8% and 12% of total assets.

Investment Securities Portfolio

For the second half of 2024, we expect our investment securities portfolio balance to decline between 5% and 15% as we utilize maturing investment securities proceeds for commercial credit originations, commercial finance line utilization, maintaining short-term liquidity, funding deposit withdrawals or repayments of Federal Home Loan Bank advances.

Loan Portfolio

Based on current loan origination pipelines, scheduled repayments and expected market conditions, we expect our loan portfolio to increase between 1% and 6% during the second half of 2024; however, increases in prepayment rates on multi-family residential real estate loans or delays in new loan origination closings (particularly within the equipment finance transaction pipeline) could affect these expected results.  We will continue to focus on originating corporate and middle-market equipment finance transactions, commercial finance credit facilities, small business credit facilities and, to a lesser extent, multi-family residential and commercial real estate loans to improve the yield on the loan portfolio while maintaining an appropriate balance of liquidity and interest rate risk.

Deposit Portfolio

For the second half of 2024, total deposit balances are expected to decline between 0% to 2% principally due to balance volatility by certain higher-balance commercial deposit customers and declines in public-fund deposit balances. We expect our cost of deposits to increase by 0.10% during the second half of 2024.

Net Interest Income

For the second half of 2024, based on the expected activity in the loan, deposit and investment portfolios, we expect our net interest income before provision for credit losses to increase between 1% and 2% compared to the first half of 2024.

Noninterest Income

For the second half of 2024, we expect noninterest income to grow between 5% and 10% compared to the first half of 2024 due to higher revenues from retail deposit services, commercial/treasury services, trust services and bank-owned life insurance.

Noninterest Expense

For the second half of 2024, we expect noninterest expense to further decline between 3% and 6% compared to the first half of 2024 as we achieve additional operating efficiencies.

Item 8.01. Other Events.

On , the Company filed its Quarterly Report on Form 10-Q for the second quarter ended June 30, 2024 and issued the Quarterly Financial and Statistical Supplement for the latest five quarters. The Quarterly Financial and Statistical Supplement is included as Exhibit 99.1 to this report.

This current report includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward-looking statements speak only as of the date they are made,  and we do not undertake to update them to reflect changes.

Item 9.01    Financial Statements and Exhibits.

(a)	Not Applicable.
(b)	Not Applicable.
(c)	Not Applicable.
(d)	Exhibits.
Exhibit No.	Description
99.1	Quarterly Financial and Statistical Supplement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANKFINANCIAL CORPORATION

Dated:	July 31, 2024	By:	/s/ F. Morgan Gasior
F. Morgan Gasior
Chairman of the Board, Chief Executive Officer and President